CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Conestoga Funds and to the use of our report dated March 29, 2021 on the financial statements and financial highlights of Conestoga Micro Cap Fund, formerly Conestoga Micro Fund, L.P. (the “Predecessor Fund”). Such financial statements and financial highlights appear in the Predecessor Fund’s December 31, 2020 Annual Report to the General and Limited Partners which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

January 24, 2022